Exhibit 99.1


                                                Contact: Stephen E. Hare
                                                         Chief Financial Officer
                                                         (804) 730-4401

FOR IMMEDIATE RELEASE                                              News Release
April 27, 1998


                     AMF BOWLING, INC. ANNOUNCES OFFERING OF
                       ZERO COUPON CONVERTIBLE DEBENTURES


Richmond, Virginia -- April 27, 1998 -- AMF Bowling, Inc. (NYSE:PIN) announced today that it intends to offer for sale its zero coupon convertible debentures in a private placement to certain qualified institutional investors. The company stated that it plans to contribute the net proceeds of the offering, estimated to be $191 million (excluding any over-allotment option), as equity to its subsidiary, AMF Bowling Worldwide, Inc., to repay a portion of its senior bank debt, thereby enabling AMF Bowling Worldwide to incur additional indebtedness to fund its ongoing bowling center acquisition program. However, the company may seek to apply a portion of the net proceeds to redemption of AMF Bowling Worldwide's 10 7/8% Senior Subordinated Notes due 2006 and/or 12 1/4% Senior Subordinated Discount Notes due 2006. No other terms were disclosed.

         The offered securities will not be registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or applicable exemptions from such registration requirements. Sale of the debentures is subject to market and other conditions, and there can be no assurance that any debentures will be sold or that the net proceeds of any sale will not be lower or higher than expected.